Exhibit 99.1

WorldGate Releases First Quarter 2003 Earnings

Trevose, Pa., May 12, 2003 – WorldGate Communications Inc. (NASDAQ: WGAT) today announced its financial results for the first quarter ended March 31, 2003.

•                                          Revenues were $2.2 million, a decrease of $0.3 million from the fourth quarter 2002.

•                                          Quarterly loss was $1.9 million, an improvement of 55% versus the prior year first quarter loss of $4.2 million and a 22% improvement versus the fourth quarter ended December 31, 2002.

•                                          Quarterly loss per share improved 56% to $0.08 per share from a $0.18 per share first quarter loss for 2002.

•                                          Gross margin for the quarter was a gain of $742,000 compared to a loss of $361,000 for the first quarter 2002.

•                                          Cash, cash equivalents and short-term investments declined to $2.6 million as of March 31, 2003 from $3.8 million at December 31, 2002.

•                                          Revenue Generating Units (RGUs) decreased by 16,905 or 3% to 559,031 versus the year ending December 31, 2002.

Financial Summary:

Revenues for the three months ended March 31, 2003 were $2.2 million, a decrease of 32% from the first quarter 2002 revenues of $3.2 million, and a 13% decrease from the fourth quarter 2002 revenues of $2.5 million.  These reductions in revenue primarily reflect a reduction in the revenue received from TVGateway as a result of the previously announced agreement with TVGateway, LLC to transfer to TVGateway certain WorldGate employees and functions that WorldGate was providing for TVGateway.  Revenues from TVGateway decreased $649,000 from $2.5 million in the first quarter of 2002 to $1.8 million in the first quarter of 2003.

Gross margin for the first quarter of 2003 was $742,000, or 34% of revenues, an improvement over the 2002 fourth quarter gross margin percentage of 6%. The improvement in gross margin resulted primarily from the reduced staffing and other efficiencies associated with the TVGateway transfer.

For the first quarter ended March 31, 2003, WorldGate reported a quarterly net loss of $1.9 million, or $.08 per share, a 55% improvement compared to a loss of $4.2 million or $0.18 for the first quarter, 2002.

Cash, cash equivalents, and short-term investments amounted to $2.6 million as of March 31, 2003, compared to $3.8 million at December 31, 2002.  Cash usage during the first quarter 2003 decreased to $1.2 million versus the $2.1 million cash usage in the fourth quarter 2002 primarily as a result of the receipt of TVGateway payments for fourth quarter 2002 services provided and reduced levels of staffing.

Deployment Details:

For the quarter ended March 31, 2003, WorldGate Revenue Generating Units (RGUs) amounted to 559,031 as compared to 575,936, a 3% reduction from December 31, 2002.  The quarter-to-quarter decline reflects a decrease in digital penetration in certain international markets. This decline was partially offset by gains in other deployed systems.

Key Developments

Our current projections indicate that, without additional financing, we will have insufficient cash to continue operations beyond June 2003.  We continue to seek funding to keep the company viable beyond this period, exploring investments, mergers, sale of the company as well as the sale or licensing of some or all of the company’s assets, among other means of funding.  To this end, we have been, and continue, discussing possible transactions with several parties and at the same time we are broadening and formalizing the solicitation process.  We seek to obtain any and all expressions of interests in sufficient time to ensure that we can properly evaluate all funding opportunities.  No assurances can be given that a transaction can be consummated prior to the depletion of our available cash.  We however remain hopeful that sufficient funding can be obtained to continue the company’s operations.

We believe it important to maintain the continued and informed support of our cable operator customers and their subscribers during this difficult period.  As such, we have advised our customers that while we are exploring multiple opportunities to continue our WorldGate service there is the possibility that, in the event that we do not obtain additional funds, we may be forced to terminate the service coincident with our inability to fund ongoing operations.

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

	Three Months Ended March 31,
	2003	2002
Total Revenues	$2,165	$3,176
Cost of Revenues	1,423	3,537

Gross Margin

742

(361

)

Gross Margin Percentage	34%	(11)%

Engineering and Operations	1,070	2,315
Sales and Marketing	342	676
General and Administrative	962	551
Depreciation and Amortization	245	317
Total Operating Expenses	2,619	3,859

Loss from Operations	(1,877)	(4,220)

Other Income (Expense)	(8)	65

Net Loss	$(1,885)	$(4,155)
Net Loss per Common Share – Basic and Diluted	$(0.08)	$(0.18)
Weighted Average Common Shares - Basic and Diluted	23,578,645	23,568,278

WorldGate Communications - Consolidated Balance Sheet Data
(in thousands)

	March 31, 2003	December 31, 2002
Cash, Cash Equivalents, and Investments	$2,593	$3,807
Accounts Receivable	1,093	2,593

Inventory

3,670

3,962

Total Assets	11,177	14,019
Total Stockholders’ Equity	5,450	7,295

About WorldGate Communications, Inc.

WorldGate Communications, Inc. is a leading provider of interactive entertainment solutions for the cable television industry, offering a complete product continuum of interactive TV solutions designed for one-way and two-way cable systems, including those using thin-client infrastructure. The company supplies technology, applications, and content for interactive television.  In addition, the company provides important services and support to enable operators to commercially deploy and maintain their interactive TV offerings.  Using open industry standards, WorldGate has completed integrations with the leading interactive program guides and video-on-demand solutions, and has been certified on current generation Motorola, Scientific-Atlanta, and Pioneer digital set-top platforms. WorldGate offers several interactive TV packages, including dynamically updated content, customer care on TV, e-mail, chat, games and Web surfing.  WorldGate also provides platform layer components with its CableWareSM middleware, Ultra-thin Client software, and its patented Channel HyperLinkingSM technology.  These packages are delivered, updated, and monitored 24 hours a day from WorldGate’s Philadelphia area Global Network Operations Center.  WorldGate is traded on NASDAQ under the symbol WGAT.  More information on WorldGate can be accessed at www.wgate.com.  WorldGate and Channel HyperLinking are service marks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski
Vice President
Chief Financial Officer
215-354-5312